United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 5, 2018

Date of Report (Date of earliest event reported)

Trident Acquisitions Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38508	81-1996183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

77 Water St, Fl 8 New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-229-7549

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously disclosed on a Current Report on Form 8-K dated June 4, 2018, on June 1, 2018, Trident Acquisitions Corp. (the “Company”) consummated its initial public offering (“IPO”) of 17,500,000 units (the “Units”). Each Unit consists of one share of common stock (“Common Stock”) and one warrant (“Warrant”) entitling its holder to purchase one share of common stock at a price of $11.50 per share. The Company also granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On June 4, 2018, the underwriters exercised the option in full, and the closing of the issuance and sale of the additional Units occurred on June 5, 2018. The total aggregate issuance by the Company of 20,125,000 units at a price of $10.00 per unit resulted in total gross proceeds of $201,250,000. In addition, on June 1, 2018, the Company sold to Chardan, for $100, an option to purchase up to 1,750,000 units exercisable at $12.00 per unit, commencing on the later of the consummation of a business combination and six months from the effective date of the Registration Statement.

As of June 5, 2018, a total of $205,275,000 of the net proceeds from the IPO and the private placement consummated simultaneously with the closing of the IPO were deposited in a trust account established for the benefit of the Company’s public shareholders.

An audited balance sheet as of June 1, 2018 reflecting receipt of the proceeds upon consummation of the IPO (not including the proceeds from the sale of the additional Units) and the private placement is included with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Balance Sheet dated June 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2018

TRIDENT ACQUISITIONS CORP.

By:	/s/ Vadim Komissarov
Name: Vadim Komissarov
Title: President